EXHIBIT 1


                                 (Translation)
                                 -------------


                            STOCK PURCHASE AGREEMENT
                            ------------------------

         This STOCK PURCHASE AGREEMENT, dated as of March 31, 2005, is made and entered into by and between Forval Corporation ("SELLER") and Foster Strategic Investment Partnership ("BUYER").

         Buyer desires to purchase all of the outstanding shares of common stock of PPOL, Inc. (the "COMPANY," and the common stock of the Company as the "COMMON STOCK") on the terms and conditions hereinafter set forth, and Seller desires to sell such shares to Buyer on the terms and conditions hereinafter set forth.

         The definitions of certain defined terms used herein are set forth in
Article 10.10 hereof.

         Accordingly, in consideration of the items and of the respective covenants and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE 1
                                    ---------

                           PURCHASE AND SALE OF SHARES
                           ---------------------------

         1.1 PURCHASE AND SALE. Subject to the terms and conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, 10,547,594 shares of Common Stock, which constitute all of the outstanding shares of Common Stock (the "SHARES") (i) for the aggregate purchase price (the "PURCHASE PRICE") of 900,000,000 Japanese YEN in cash, (ii) at the Closing referred to in Article 1.2 hereof:

                  (a) On the Closing Date, Seller shall, upon the fulfillment of the conditions set forth in Article 7, sell, assign and deliver to Buyer the Shares, and deliver all the valid share certificate(s) representing such Shares with all the blanks thereto duly executed, with all necessary share transfer stamps and other necessary documentary stamps affixed thereto; and

                  (b) On the Closing Date, Buyer shall, upon the fulfillment of the conditions set forth in Article 6, accept and purchase the Shares from Seller, and shall, immediately after the fulfillment of the conditions set forth in Article 6.4 and 6.5, deliver to Seller by transferring 900,000,000 Japanese YEN to the accounts designated by Seller as payment for the Purchase Price.

         1.2 CLOSING. Subject to the conditions set forth in this Agreement, the purchase and sale of the Shares pursuant to this Agreement (the "CLOSING") shall take place at the principal office of Seller located at Aoyama Oval Building 14th Floor, 52-2, JINGUMAE 5-CHOME, SHIBUYA-KU, TOKYO, at 10:00 AM on (i) March 31, 2005 (Japan time), or (ii) such other date as may be agreed by the parties hereto. The date of the Closing is herein referred to as the "CLOSING DATE".

         1.3 DELIVERIES AT THE CLOSING. Subject to the conditions set forth in this Agreement, at the Closing:

                  (a) Seller shall deliver to Buyer (i) all the documents necessary for the transfer of the valid share certificate(s) representing all the Shares with all necessary share transfer stamps and other necessary documentary stamps attached thereto as required by Article 1.1 (a) hereof, (ii) original copies of all the documents in relation to the Company owned by Seller, and (iii) all the documents required to be delivered by Seller or otherwise required in connection herewith at or prior to the Closing; and

                  (b) Buyer shall pay and deliver to Seller all the Purchase Price by transferring funds to the accounts designated by Seller as required by
Article 1.1 (b) hereof and all opinions, certificates and other instruments and documents required to be delivered by Buyer or otherwise required in connection herewith at or prior to the Closing.


                                    ARTICLE 2
                                    ---------

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                           OF SELLER AS TO THE COMPANY
                           ---------------------------

         Seller represents and warrants to Buyer as follows:

         2.1 ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, USA and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in the states and jurisdictions where qualification as a foreign corporation is required.

         2.2 CAPITALIZATION. The Shares have been validly authorized and issued, are fully paid and have not been issued in violation of any rights of any other shareholders or of any law and have no pledge or other security interest, option, claim, encumbrance, limitation or any other security or obligation; provided, however, this excludes the stock option granted to the directors of the Company. The issuance of the Shares does not (i) call for the issuance, sale, pledge or other disposition of any shares of the Company or any securities convertible into such shares, or any other rights which enable to acquire such shares, or (ii) obligate the Company to grant, offer or enter into any of the foregoing or securities or rights.

         2.3 AUTHORITY, APPROVALS AND CONSENTS. The execution, delivery and performance of this Agreement by the Company and the consummation by Buyer and Seller of the Transactions contemplated hereby do not and will not:

                  (i) contravene any provisions of the Certificate of Incorporation or By-Laws of the Company;

                  (ii) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination, or acceleration in respect of, any commitment, contract, agreement or understanding to which the Company is bound (the "COMPANY AGREEMENT"), or require any consent or waiver of any party to any Company Agreement;

                  (iii) result in the creation of any security interest, pledge, lien, claim, option (other than the stock option granted to the directors of the Company) or encumbrance of any nature (the "SECURITY INTEREST") upon, or any person obtaining any right to acquire any properties, assets or rights of the Company (other than the rights of Buyer to acquire the Shares pursuant to this Agreement);

                  (iv) violate or conflict with any Legal Requirements (as defined in Article 2.6 hereof) applicable to the Company or any of its businesses or properties; or

                  (v) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority; provided, however, this excludes registrations and reports required under security laws of the United States and Japan in relation to this Agreement.

         2.4 ABSENCE OF MATERIAL ADVERSE EFFECT. Since December 14, 2004, there has been no Material Adverse Effect and there is no circumstance of any kind existing or in prospect which, so far as reasonably can be foreseen at this time, may result in any Material Adverse Effect including, without limitation, any Claim (as defined in Article 2.6 hereof) or any damage, destruction or loss to any asset of the Company (whether or not covered by insurance).

         2.5 MATERIAL INFORMATION. All pieces of information provided by Seller or the Company are in accordance with the account books in all material respects and accurate, and present fairly the current documents and any other information thereof. The representations and warranties of such information and those by Seller or the Company under this Agreement or any other agreements or documents in relation thereto are true in all material respects and do not have misleading omissions. Buyer had been disclosed all material information known to the Company which reasonably affects the decision of a person considering the purchase of the Shares.

         2.6      LEGAL MATTERS.

                  (a) (i) There is no claim, suit, investigation, inquiry, review or proceeding (collectively, the "CLAIMS") pending against, or, to the best knowledge of the Company, threatened against or affecting, the Company, or any of its properties or rights before or by any court, arbitrator, agency or other governmental, administrative or judicial authority, and (ii) the Company is not subject to any judgment, writ, injunction, ruling or order (collectively, the "JUDGMENTS") of any governmental, administrative or judicial authority.

                  (b) The business of the Company is being conducted in compliance with all laws, ordinances, codes, rules, regulations, standards, Judgments and other requirements of all governmental, administrative or judicial authorities (collectively, the "LEGAL REQUIREMENTS") applicable to the Company or any of its businesses or properties in all material respects.

                  (c) The Company holds, and is in compliance with, all licenses, permits, registration, certificates, consents, approvals and authorizations (collectively, the "PERMITS") required by all applicable Legal Requirements. The Company owns or holds all Permits necessary to conduct its business. No event has occurred or is continuing which permits, or after notice or lapse of time or both would permit, any modification or termination of any Permit.


                                    ARTICLE 3
                                    ---------

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                           OF SELLER AS TO THEMSELVES
                           --------------------------

         Seller hereby represents and warrants to Buyer with respect to Seller as follows:

         3.1 OWNERSHIP OF SHARES. Title. Seller is the practical owner of Shares recorded under the shareholders registry, and the recorded information with respect to Seller thereto is accurate and complete. Seller has, and shall transfer to Buyer at the Closing, good and marketable ownership of the Shares, free and clear of any and all Security Interest, proxies and voting or other agreements.

         3.2 AUTHORITY. Seller has all requisite power and authority and, has full legal capacity and is competent to execute, deliver and perform this Agreement and to consummate the transaction contemplated hereby (including the transfer of Seller's Shares to Buyer). This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (provided, however, the enforceability may be limited by applicable bankruptcy, reorganization, or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies). The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not:

                  (i) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination, or acceleration in respect of, any Company Agreement;

                  (ii) violate or conflict with any Legal Requirements applicable to Seller or any of its properties; or

                  (iii) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority; provided, however, this excludes registrations and reports required under security laws of the United States and Japan in relation to this Agreement.

                                    ARTICLE 4
                                    ---------

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                                    OF BUYER
                                    --------

         Buyer hereby represents and warrants to Seller as follows:

         4.1 AUTHORITY; APPROVALS AND CONSENTS. Buyer has the power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Buyer, enforceable against Buyer in accordance with its terms (provided, however, the enforceability may be limited by applicable bankruptcy, reorganization, or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

         4.2 ACQUISITION OF SHARES FOR INVESTMENT. Buyer is acquiring the Shares for its own account and with no intention of distributing or reselling all of or any part of the Shares thereof in any transaction which would be in violation of the securities laws of Japan; provided, however, Buyer has the right at all times to sell or otherwise dispose of all or any part of the Shares pursuant to registration or exemption of the registration available under such laws.


                                    ARTICLE 5
                                    ---------

                                    COVENANTS
                                    ---------

         5.1 ACCESS; CONFIDENTIALITY. Buyer shall hold in confidence (unless and to the extent compelled to disclose by judicial or administrative proceedings, in the opinion of its counsel, or by other requirements of law) all Confidential Information (as defined below) and shall not disclose the same to any third party except in connection with obtaining financing and otherwise as may reasonably be necessary to carry out this Agreement and the transactions contemplated hereby, including any due diligence review by or on behalf of Buyer. In the event this Agreement is terminated, Buyer will promptly return to the Company, upon the reasonable request of the Company, all Confidential Information furnished by the Company and held by Buyer, including all copies and summaries thereof. As used herein, "CONFIDENTIAL INFORMATION" shall mean all information concerning the Company obtained by Buyer from the Company and Seller in connection with the transactions contemplated by this Agreement except, information; (x) ascertainable or obtained from public information; (y) received from third party not employed by or otherwise affiliated with the Company; or
(z) which is or becomes known to the public.

         5.2 FURNISHING INFORMATION; ANNOUNCEMENTS. Seller and Buyer will, as soon as practicable after reasonable request therefore, furnish to the other all the information concerning Buyer, Seller or the Company, respectively, required for inclusion in any statement or application made by Seller, Buyer or the Company to any governmental or regulatory authority in connection with the transactions contemplated by this Agreement. Seller shall not, or cause the Company to, issue any press releases or otherwise make any public statement with respect to the transaction contemplated hereby, without the prior consent of Buyer except as may be required by law.

         5.3 CONDUCT OF BUSINESS OF THE COMPANY PRIOR TO THE CLOSING. Seller agrees and shall cause the Company to agree that, during the period from the date hereof to the Closing Date,

         The Company shall preserve its business organization intact; provided, however, the Company shall give advance notice of dismissal to its employees on or before the Closing Date stating the dismissal due on the last day of April, 2005.

         5.4 CONSENT; COOPERATION. Subject to the terms and conditions hereof, Seller and Buyer shall use their respective Best Efforts at their own expense:

                  (i) to obtain prior to the earlier of either the date required (if so required) or the Closing Date, all waivers, permits, licenses, approvals, authorizations, qualifications, orders and consents of all third parties and governmental authorities, and make all filings and registrations with governmental authorities which are required on their respective parts for the consummation of the transactions contemplated by this Agreement;

                  (ii) to defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third Persons (including governmental authorities), of the protests against this Agreement or the transactions contemplated hereby;

                  (iii) to furnish each other such information and assistance as may reasonably be requested in connection with the foregoing; and

                  (iv) to the extent permitted by law, Seller and Buyer will supply each other with copies of all correspondence, filings or written communications by Buyer, Seller or their respective representatives made between any governmental authority or members of their respective staffs with respect to this Agreement and the transactions contemplated hereby.

         5.5 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its Best Efforts at its own expense to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.


                                    ARTICLE 6
                                    ---------

                         CONDITIONS TO THE OBLIGATIONS
                         -----------------------------
                         OF BUYER TO EFFECT THE CLOSING
                         ------------------------------

         The obligations of Buyer required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing (or, as for the conditions set forth in Article 6.4 and 6.5, immediately after the execution of this Agreement, and as for the conditions set forth in Article 6.7, such other date as may be agreed by Seller and Buyer), of each of the following conditions, each of which may be waived by Buyer as provided herein except as otherwise required by applicable law:

         6.1 REPRESENTATIONS AND WARRANTIES; AGREEMENTS. Each of the representations and warranties of Seller contained in this Agreement shall be true and accurate in all respects as of the date hereof. At the Closing, Buyer shall have received a certificate substantially in a form attached as Exhibit hereto, dated as of the Closing Date and duly executed by the representative director of Seller, to the effect that the conditions set forth in the preceding sentences have been satisfied.

         6.2 AUTHORIZATION; CONSENTS. All corporate actions necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Company and Seller. All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory authorities required to consummate the transactions contemplated hereby and all other consents or waivers required pursuant hereto shall have been made or obtained.

         6.3 ABSENCE OF LITIGATION. No order, stay, injunction or decree of any court of competent jurisdiction in the United States or in Japan shall be in effect (i) that prevents or delays the consummation of any of the transactions contemplated hereby, or (ii) would impose any material limitation on the ability of Buyer to effectively exercise full right of ownership of the Shares. No action, suit or proceeding before any court or any governmental or regulatory authority shall be pending (or indicated by any governmental or regulatory authority), and no investigation by any governmental or regulatory authority has commenced (or be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement, or seeking material damages in connection therewith which Buyer, in good faith and with the advice of counsel considers it undesirable to proceed with the consummation of the transactions contemplated hereby.

         6.4 RESIGNATION OF THE DIRECTORS AND THE EXECUTIVE OFFICERS OF THE COMPANY. Seller shall cause the Company to have all the directors and the CFO of the Company as of the date hereof resign immediately after the execution of this Agreement. The resignation of the directors shall be done in the order of; (i) resignation of current 4 directors; (ii) election of 3 new directors; and (iii) resignation of current 1 director.

         6.5 RESIGNATION OF THE DIRECTORS OF AJOL. Seller shall cause AJOL Corporation (the "AJOL") to have MASAHIKO ASAKAWa and ERIKO HONDA, the directors, and AKIRA KUROSAWA, the Statutory Auditor of AJOL as of the date hereof, resign immediately after the execution of this Agreement.

         6.6 ACCESS. Buyer, Seller and Company shall, in order to, and as far as necessary to, expedite the process for the consolidated settlement of accounts regarding the term ending on March 2005, promise as follows: (A) Seller shall cause the Gate For Inc. (the "GF") to (i) provide, to the officers and other authorized representatives of the Company, full access, during normal business hours, to any and all premises, properties, files, books, records, documents, and other information of GF, and their officers will furnish the Company and its and other information pertaining to the businesses and properties of GF, and
(ii) make available for inspection and copying by the Company true and complete copies of any documents relating to the foregoing, and (B) Buyer shall cause the Company and AJOL to (i) provide, to the officers and other authorized representatives of Seller, full access, during normal business hours, to any and all premises, properties, files, books, records, documents, and other information of the Company and AJOL, and their officers will furnish Seller and its authorized representatives any and all financial, technical and operating data and other information pertaining to the businesses and properties of GF, and (ii) make available for inspection and copying by Seller true and complete copies of any documents relating to the foregoing. Seller and Buyer shall confirm not to disclose such information obtained in accordance with the foregoing to any third party other than the person defined in this Article and its officers, directors, representatives and legal counsel.

         6.7 CERTIFICATES. Seller shall have furnished Buyer with such certificates of its officers or others as Buyer may reasonably request to evidence compliance with the conditions set forth in this Article 6.


                                    ARTICLE 7
                                    ---------

                     CONDITIONS TO THE OBLIGATIONS OF SELLER
                     ---------------------------------------
                              TO EFFECT THE CLOSING
                              ---------------------

         The obligations of Seller required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Seller as provided herein except as otherwise required by applicable law:

         7.1 REPRESENTATIONS AND WARRANTIES; AGREEMENTS. Representations and warranties of Buyer described in this Agreement shall be true and accurate in all respects as of the date hereof.

         7.2 AUTHORIZATION. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Buyer.

         7.3 ABSENCE OF LITIGATION. No order, investigation, examination, audit, stay, injunction or decree of any court of competent jurisdiction or any governmental authorization in the United States of America or in Japan shall be in effect that prevents or delays the consummations of the transactions contemplated herein.

         7.4 NO SUIT CONFIRMATION. Buyer shall promise not to bring any suit or other action against Robert Brasch, NAOTA HAMAGUCHI, Lowell HATTORI, YOSHIKAZU OHASHI, and HIDEO OHKUBO, the directors of the Company as of the date hereof, and MASAHIKO ASAKAWA and ERIKO HONDA, the directors of AJOL as of the date hereof, regarding operations of the Company or AJOL or in relation to this Agreement. Seller shall promise that Robert Brasch, NAOTA HAMAGUCHI, Lowell HATTORI, YOSHIKAZU OHASHI, and HIDEO OHKUBO, the directors of the Company as of the date hereof, and MASAHIKO ASAKAWA and ERIKO HONDA, the directors of AJOL as of the date hereof, will not bring any suit or other action against the Company and its officers and employees prior to the date hereof with regard to operations of the Company or AJOL or in relation to this Agreement.

         7.5 EXTENSION OF THE INSURANCE TERMS OF THE OFFICERS AND OTHERS OF THE COMPANY. Buyer shall promise to extend the insurance terms of the damage insurance for suits against the directors, CEO, CFO, and COO of the Company and directors and officers of the Company's subsidiary for 12 months.


                                    ARTICLE 8
                                    ---------

                                   TERMINATION
                                   -----------

         8.1      TERMINATION.

                  (i) This Agreement may be terminated at any time prior to the Closing by mutual consent of Buyer and Seller;

                  (ii) This Agreement may be terminated by Buyer if the Closing shall not have taken place on or prior to March 31, 2005, or such later date as shall have been approved by Buyer and Seller; and

                  (iii) This Agreement may be terminated by a party if the other party has failed to perform its obligation under this Agreement.

         If Buyer or Seller shall terminate this Agreement pursuant to the provisions hereof, such termination shall be effective by a notice to the other party specifying the provision hereof pursuant to which such termination it made.

         8.2 EFFECT OF TERMINATION. Except for; (i) any willful breach of this Agreement; and (ii) the obligations contained in Article 5.1(b) hereof, upon the termination of this Agreement pursuant to Article 8.1(i) and (ii) hereof, this Agreement shall forthwith become null and void and no party hereto or none of their respective officers, directors, employees, agents, or consultants shall carry any liability or obligation hereunder or with respect hereto.


                                   ARTICLES 9
                                   ----------

                          SURVIVAL AND INDEMNIFICATION
                          ----------------------------

         9.1 SURVIVAL. All representations, warranties, covenants and agreements contained in this Agreement, or in any schedule, certificate, document or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) any investigation conducted by any party hereto and any information which any party may receive as of the date hereof or the Closing Date.

         9.2 INDEMNIFICATION. The parties hereto shall indemnify each other as set forth below:

                  (a) Seller shall indemnify and hold Buyer and each of its directors, officers, employees, affiliates and agents harmless from and against
(i) any and all losses, damages, liabilities and claims arising out of, based upon or resulting from (x) any inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty of Seller which is contained in or made pursuant to this Agreement, or (y) any breach by the Company or Seller of any of their respective obligations contained in or made pursuant to this Agreement, (ii) any and all fees, costs and expenses of any kind related thereto (including, without limitation, any and all Legal Expenses (as defined below)), and (iii) any and all contingent liabilities of the Company arising out of matters existing as of the date hereof or the Closing Date. As used herein, "LEGAL EXPENSES" of a Person shall mean, any and all fees, costs and expenses of any kind reasonably incurred by such Person and its counsel for investigation, preparation, to defend against or provide evidence, produce documents or take other actions with respect to, any threatened or asserted claim; provided, however, Buyer shall indemnify all damages of Seller arising out of the sale of the Company's share owned by Leo Global Fund Ltd. to the residents of Japan, and shall cooperate with and hold Seller harmless if Seller has been sued by a third party in relation thereto

                  (b) Buyer shall indemnify and hold harmless of Seller and each of its directors, officers, employees, affiliates and representatives from and against (i) any and all losses, damages, liabilities and claims arising out of, based upon or resulting from (x) any inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty of Buyer which is contained in or made pursuant to this Agreement, or (y) any breach by Buyer of any of its obligations contained in or made pursuant to this Agreement, and (ii) any and all fees, costs and expenses of any kind related thereto (including, without limitation, any and all Legal Expenses).

                  (c) Promptly after receipt of notice by any Person entitled to indemnification under this Article 9.2 (the "INDEMNIFIED Party") the commencement of any action in respect of which the Indemnified Party will seek indemnification hereunder, the Indemnified Party shall notify each Person that is obligated to provide such indemnification (the "INDEMNIFYING PARTY") thereof in writing; provided, however, any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than those liabilities under this Article 9. The Indemnifying Party shall be entitled to participate in the defense of such action and, provided that within 15 days after receipt of such written notice the Indemnifying Party confirms in writing its responsibility therefore and reasonably demonstrates that it will be able to pay the full amount of potential liability in connection with any such claim, to assume control of such defense with counsel which is reasonably satisfactory to such Indemnified Party; provided, however, that:

                  (i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

                  (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnified Party; and

                  (iii) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of (A) any claim to the extent the claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or otherwise, or prospects of the Indemnified Party, or (B) any claim relating to taxes.

         After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such action, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any Legal Expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation and of liaison counsel for the Indemnifying Party. If the Indemnifying Party does not assume control of the defense of such claim as provided in this Article 9.2(c), the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefore in accordance with this Article 9.2. The reimbursement of fees, costs and expenses required by this Article 9.2 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

                  (d) In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article 9, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims to which such indemnification relates.


                                   ARTICLE 10
                                   ----------

                                  MISCELLANEOUS
                                  -------------

         10.1 EXPENSES. Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

         10.2 HEADINGS. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         10.3 NOTICES. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed duly given or served when personally delivered against receipt, when sent by facsimile (and confirmation received), on the next Business Day when sent by nationally recognized overnight delivery service, or on the fifth Business Day after deposit with Japan Post for delivery by registered or certified mail, postage prepaid (return receipt requested), as follows:

         If to Seller:

                  Aoyama Oval Building 14th Floor

                  52-2, JINGUMAE 5-CHOME, SHIBUYA-KU, TOKYO

                  Forval Corporation

                  KEIRI-BU (Accounting Department)

                  Att.: KOJI KATO

                  Telephone Number: (81) 3-5467-8031

                  Facsimile Number: (81) 3-5467-8035

          If to Buyer:

                  9 Raffles Place #08-01, Republic Plaza

                  Singapore 048619

                  c/o ING Asia Private Bank Limited

                  Foster Strategic Investment Partnership

                  Att.: YOSHIHIRO HIROOKA

                  Telephone Number: (65) 6559-8126

                  Facsimile Number: (65) 6559-8186


or such other address as shall be furnished in writing by such party. Any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

         10.4 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted transferees, and the provisions of Article 9 hereof shall inure to the benefit of the Indemnified Party referred to therein; provided, however, no party hereof shall transfer any rights, interests, or obligations hereof or hereunder without the prior written consent of the other party; provided, further, that Buyer may transfer its interests hereunder to any of its affiliates by first notifying Seller, without obtaining prior written consent of Seller.

         10.5 ENTIRE AGREEMENT. This Agreement (including the exhibit hereto) embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth herein.

         10.6 MODIFICATIONS, AMENDMENT IN WAIVER. At anytime prior to the Closing, to the extent permitted by law, (i) Buyer and Seller may, by written agreement, modify, amend or supplement any term or provision of this Agreement, and (ii) any term or provision of this Agreement may be waived in writing by the party which is entitled to the benefits thereof.

         10.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be one and the same agreement.

         10.8 GOVERNING LAW. This Agreement shall be governed by the laws of Japan (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, interpretation, effect and performance.

         10.9 ACCOUNTING TERMS. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles as of the date hereof.

         10.10 CERTAIN DEFINITIONS. For purpose of this Agreement:

                  (a) "BUSINESS DAY" shall mean any day that is not a Saturday, Sunday or a holiday pursuant to Article 3 of KOKUMIN NO SHUKUJITSU NI KANSURU HORITSU (National Holiday Act, Law No. 178 of 1948) or other days on which commercial transaction are customarily not taken place.

                  (b) "BEST EFFORTS" shall be deemed not to include any obligation on the part of any Person to undertake any liabilities or perform any acts (except liabilities or performance, other than any best efforts obligations, expressly required to be undertaken by the terms of this Agreement) which are materially burdensome to such Person; provided, however, that notwithstanding the foregoing, the term "Best Efforts" shall include an obligation to take such actions which are normally incident to or reasonably foreseeable in connection with such obligation or the transactions contemplated hereby;

                  (c) "MATERIAL ADVERSE EFFECT" shall mean any change in, or effect on, the Company (including the business thereof) which is, or with reasonable probability might be, materially adverse to the business, operations, assets, condition (financial or otherwise) or prospects of the Company; and

                  (d) "PERSON" shall mean, and include an individual, corporation, partnership, joint venture, association, trust, any other unincorporated organization or entity and a governmental entity or any department or agency thereto.

         10.11 SEVERABILITY. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

         10.12 CONSENT TO JURISDICTION. The parties hereof agree that the Tokyo District Court has first instance jurisdiction in the event that a dispute arises in connection with the Agreement.

         10.13 SINCERE DISCUSSION. Buyer and Seller shall discuss sincerely and solve in peaceful manner if any dispute arises out of any matter not stated hereunder or interpretation or performance of any provision hereunder.

                     [Remainder of Page Intentionally Blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                     [SELLER]

                     Aoyama Oval Building 14th Floor

                     52-2, JINGUMAE 5-CHOME, SHIBUYA-KU, TOKYO

                             Forval Corporation

                             Representative Director and President   HIDEO OKUBO



                     [BUYER]

                     9 Raffles Place #08-01, Republic Plaza

                     Singapore 048619

                     c/o ING Asia Private Bank Limited

                             Foster Strategic Investment Partnership

                             Representative                       SHIGERU UEMURA

                                 (Translation)
                                 -------------

                                                                       (EXHIBIT)

                                                                  March 31, 2005


To: Foster Strategic Investment Partnership


                      Forval Corporation

                      Representative Director and President          HIDEO OKUBO


                                   CERTIFICATE
                                   -----------


Forval Corporation ("SELLER") hereby certifies the following as of the date hereof to Foster Strategic Investment Partnership ("BUYER") in accordance with
Article 6.1 of the Stock Purchase Agreement (the "AGREEMENT") dated as of March 28, 2005 by and between Seller and Buyer.


         The representation and warranties by Seller set forth in Article 2 and 3 of the Agreement shall be true and accurate in all respects as of the execution date of the Agreement.


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